Filed Pursuant to Rule 433

Registration No. 333-238243

Dated: August 11, 2022

PRICING TERM SHEET

U.S.$1,750,000,000 5.147% SENIOR NON PREFERRED FIXED RATE NOTES DUE 2025 (THE “2025 SENIOR NON PREFERRED FIXED NOTES”)

Issuer:	Banco Santander, S.A.

Series Number:	164

Issuer Ratings*:	A2 (Stable) / A+ (Stable) / A- (Stable) by Moody’s/S&P/Fitch

Expected Notes Ratings*:	Baa1 Moody’s / A- S&P / A- Fitch

Status:	Senior Non Preferred

Principal Amount:	U.S.$1,750,000,000

Form of Issuance:	SEC Registered

Pricing Date:	August 11, 2022

Settlement Date**:	August 18, 2022 (T+5)

Maturity Date:	August 18, 2025

Benchmark Treasury:	T 3.000% due July 15, 2025

Benchmark Treasury Yield:	3.197%

Spread to Benchmark Treasury:	T+ 195 bps

Re-offer Yield:	5.147%

Coupon:	5.147% per annum

Price to Public:	100.000% of the Principal Amount

Underwriting Discount / Commission:	0.25%

Proceeds to Issuer (before Expenses):	99.750% (U.S.$1,745,625,000)

Expenses (excluding the Underwriting Discount / Commission):	U.S.$96,305

Net Proceeds (after Underwriting Discount / Commission and including Expenses):	U.S.$1,745,721,305

Interest Rate:	Fixed Rate – 5.147% per annum, payable semi-annually in arrears.

Interest Payment Dates:	Each February 18 and August 18, commencing on February 18, 2023 up to and including the Maturity Date or any date of earlier redemption.

Day Count Fraction:	30/360 (following, unadjusted)

Optional Early Redemption (Call):	Not Applicable

Early Redemption for TLAC/MREL Disqualification Reasons:

If at any time all or part of the outstanding nominal amount of the relevant 2025 Senior Non Preferred Fixed Notes does not fully qualify as TLAC/MREL Eligible Instruments of Banco Santander and/or the Group, except where such non-qualification (i) is due solely to the remaining maturity of the relevant 2025 Senior Non Preferred Fixed Notes being less than any period prescribed for TLAC/MREL Eligible Instruments by the Applicable Banking Regulations as at the issue date of the relevant 2025 Senior Non Preferred Fixed Notes or (ii) is as a result of the relevant 2025 Senior Non Preferred Fixed Notes being bought back by or on behalf of Banco Santander or a buy back of the of the 2025 Senior Non Preferred Fixed Notes which is funded by or on behalf of Banco Santander.

Early Redemption for Taxation Reasons:	If as a result of any change in, or amendment to, the laws or regulations of Spain or of any political subdivision thereof or any authority or agency therein or thereof having power to tax or in the interpretation or administration of any such laws or regulations which becomes effective on or after the date of issue of the 2025 Senior Non Preferred Fixed Notes, Banco Santander shall determine that (a) Banco Santander would be required to pay Additional Amounts as described in the base prospectus or (b) Banco Santander would not be entitled to claim a deduction in computing tax liabilities in Spain in respect of any interest to be paid on the next Interest Payment Date on any 2025 Senior Non Preferred Fixed Notes or the value of such deduction to Banco Santander would be materially reduced or (c) the applicable tax treatment of any 2025 Senior Non Preferred Fixed Notes changes in a material way that was not reasonably foreseeable at the issue date.

Substitution and Variation:	Applicable as specified in the prospectus supplement

Business Days:	New York City, London and TARGET2

Minimum Denominations / Multiples:	Minimum denominations of U.S.$200,000 and multiples of U.S.$200,000 in excess thereof

Listing:	New York Stock Exchange

Trustee and Principal Paying Agent and Calculation Agent:	The Bank of New York Mellon, London Branch

Governing Law:	New York law, except that certain provisions of the 2025 Senior Non Preferred Fixed Notes and the Indenture related to the status of the 2025 Senior Non Preferred Fixed Notes shall be governed and construed in accordance with Spanish Law.

Agreement to and acknowledgement of Statutory Bail-in:	By its acquisition of any 2025 Senior Non Preferred Fixed Notes, each holder (including each holder of beneficial interest in the 2025 Senior Non Preferred Fixed Notes) acknowledges, accepts, consents and agrees to be bound by the terms of the 2025 Senior Non Preferred Fixed Notes related to the exercise of the Spanish Bail-In Power.

Risk Factors:	Investors should read the Risk Factors in the preliminary prospectus supplement dated August 11, 2022.

U.S. Federal Income Tax Considerations:	For a discussion of the material U.S. federal income tax considerations for the ownership and disposition of the 2025 Senior Non Preferred Fixed Notes by U.S. investors, see “Taxation—U.S. Federal Income Tax Considerations—Taxation of Debt Securities” in the base prospectus. That discussion does not describe all of the tax consequences that may be relevant in the light of a U.S. investor’s particular circumstances.

Selling Restrictions:	Canada, United Kingdom, Hong Kong, Italy, Japan, People’s Republic of China (excluding Hong Kong, Macau and Taiwan), Republic of Korea, Taiwan, Singapore, Switzerland and Australia. No publicity or marketing nor public offering which requires the registration of a prospectus in Spain. The 2025 Senior Non Preferred Fixed Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA and in the United Kingdom, as per the preliminary prospectus supplement.

Conflict of Interest:	Santander Investment Securities Inc. is a subsidiary of Banco Santander, S.A. Therefore, Santander Investment Securities Inc. is deemed to have a “conflict of interest” under FINRA Rule 5121 and, accordingly, the offering of the notes will comply with the applicable requirements of FINRA Rule 5121.

CUSIP / ISIN:	05964H AR6 / US05964HAR66

Sole Global Coordinator:	Santander Investment Securities Inc.

Joint Bookrunners:	Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC and Santander Investment Securities Inc.

Co-Leads:	Academy Securities, Inc., Banco de Sabadell, S.A., BMO Capital Markets Corp., CIBC World Markets Corp., Kutxabank, S.A., Scotia Capital (USA) Inc. and Siebert Williams Shank & Co. LLC.

*Any ratings obtained will reflect only the views of the respective rating agency and should not be considered a recommendation to buy, sell or hold the 2025 Senior Non Preferred Fixed Notes. The ratings assigned by the rating agencies are subject to revision or withdrawal at any time by such rating agencies in their sole discretion. Each rating should be evaluated independently of any other rating.

**It is expected that delivery of the 2025 Senior Non Preferred Fixed Notes will be made against payment therefore on or about August 18, 2022, which is the fifth day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2025 Senior Non Preferred Fixed Notes prior to the second business day prior to the settlement date will be required, by virtue of the fact that the 2025 Senior Non Preferred Fixed Notes initially settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a base prospectus and a related preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the preliminary prospectus supplement, the base prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.

Alternatively, you may obtain a copy of the base prospectus and the preliminary prospectus supplement from Barclays Capital Inc. by calling toll free 1-888-603-5847, BofA Securities, Inc. by calling toll free 1-800-294-1322, Citigroup Global Markets Inc. by calling toll free 1-800-831-9146, Credit Suisse Securities (USA) LLC by calling toll free 1-800-221-1037, HSBC Securities (USA) Inc. by calling toll free 1-866-811-8049, J.P. Morgan Securities LLC by calling toll free 1-866-803-9204, RBC Capital Markets, LLC by calling toll free 1-866-375-6829 and Santander Investment Securities Inc. by calling toll free 1-855-403-3636.

Capitalized terms used but not defined in this term sheet have the meanings set forth in the base prospectus as supplemented by the preliminary prospectus supplement.

The distribution of this term sheet and the offering of the securities to which this term sheet relates (the “2025 Senior Non Preferred Fixed Notes”) may be restricted by law in certain jurisdictions and therefore persons into whose possession this term sheet comes should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions could result in a violation of the laws of any such jurisdiction.

EU PRIIPs Regulation / PROHIBITION OF SALES TO EEA RETAIL INVESTORS: The 2025 Senior Non Preferred Fixed Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (11) of Article 4(1) of MiFID II; (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, (the “IDD”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II ; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently, no key information document is required by the Regulation (EU) No. 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the 2025 Senior Non Preferred Fixed Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the 2025 Senior Non Preferred Fixed Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

UK PRIIPs Regulation / PROHIBITION OF SALES TO UK RETAIL INVESTORS: The 2025 Senior Non Preferred Fixed Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No. 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement IDD, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No. 600/2014 as it forms part of UK domestic law by virtue of the EUWA. Consequently, no key information document is required by Regulation (EU) No. 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the 2025 Senior Non Preferred Fixed Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the 2025 Senior Non Preferred Fixed Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

MIFID II PRODUCT GOVERNANCE/PROFESSIONAL INVESTORS AND ECPS ONLY TARGET MARKET – Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the 2025 Senior Non Preferred Fixed Notes has led to the conclusion that: (i) the target market for the 2025 Senior Non Preferred Fixed Notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the 2025 Senior Non Preferred Fixed Notes to eligible counterparties and professional clients are appropriate. The target market assessment indicates that the 2025 Senior Non Preferred Fixed Notes are incompatible with the needs, characteristic and objectives of clients which are retail clients (as defined in MiFID II). Any person subsequently offering, selling or recommending the 2025 Senior Non Preferred Fixed Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the 2025 Senior Non Preferred Fixed Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

This term sheet is not an offer of securities or investments for sale nor a solicitation of an offer to buy securities or investments in any jurisdiction where such offer or solicitation would be unlawful. No action has been taken that would permit an offering of the 2025 Senior Non Preferred Fixed Notes or possession or distribution of this term sheet in any jurisdiction where action for that purpose is required. Persons into whose possession this term sheet comes are required to inform themselves about and to observe any such restrictions.

PRICING TERM SHEET

U.S.$1,750,000,000 5.294% SENIOR NON PREFERRED FIXED RATE NOTES DUE 2027 (THE “2027 SENIOR NON PREFERRED FIXED NOTES”)

Issuer:	Banco Santander, S.A.

Series Number:	162

Issuer Ratings*:	A2 (Stable) / A+ (Stable) / A- (Stable) by Moody’s/S&P/Fitch

Expected Notes Ratings*:	Baa1 Moody’s / A- S&P / A- Fitch

Status:	Senior Non Preferred

Principal Amount:	U.S.$1,750,000,000

Form of Issuance:	SEC Registered

Pricing Date:	August 11, 2022

Settlement Date**:	August 18, 2022 (T+5)

Maturity Date:	August 18, 2027

Benchmark Treasury:	T 2.750% due July 31, 2027

Benchmark Treasury Yield:	2.994%

Spread to Benchmark Treasury:	T+ 230 bps

Re-offer Yield:	5.294%

Coupon:	5.294% per annum

Price to Public:	100.000% of the Principal Amount

Underwriting Discount / Commission:	0.30%

Proceeds to Issuer (before Expenses):	99.700% (U.S.$1,744,750,000)

Expenses (excluding the Underwriting Discount / Commission):	U.S.$96,305

Net Proceeds (after Underwriting Discount / Commission and including Expenses):	U.S.$1,744,846,305

Interest Rate:	Fixed Rate – 5.294% per annum, payable semi-annually in arrears.

Interest Payment Dates:	Each February 18 and August 18, commencing on February 18, 2023 up to and including the Maturity Date or any date of earlier redemption.

Day Count Fraction:	30/360 (following, unadjusted)

Optional Early Redemption (Call):	Not Applicable

Early Redemption for TLAC/MREL Disqualification Reasons:	If at any time all or part of the outstanding nominal amount of the relevant 2027 Senior Non Preferred Fixed Notes does not fully qualify as TLAC/MREL Eligible Instruments of Banco Santander and/or the Group, except where such non-qualification (i) is due solely to the remaining maturity of the relevant 2027 Senior Non Preferred Fixed Notes being less than any period prescribed for TLAC/MREL Eligible Instruments by the Applicable Banking Regulations as at the issue date of the relevant 2027 Senior Non Preferred Fixed Notes or (ii) is as a result of the relevant 2027 Senior Non Preferred Fixed Notes being bought back by or on behalf of Banco Santander or a buy back of the of the 2027 Senior Non Preferred Fixed Notes which is funded by or on behalf of Banco Santander.

Early Redemption for Taxation Reasons:	If as a result of any change in, or amendment to, the laws or regulations of Spain or of any political subdivision thereof or any authority or agency therein or thereof having power to tax or in the interpretation or administration of any such laws or regulations which becomes effective on or after the date of issue of the 2027 Senior Non Preferred Fixed Notes, Banco Santander shall determine that (a) Banco Santander would be required to pay Additional Amounts as described in the base prospectus or (b) Banco Santander would not be entitled to claim a deduction in computing tax liabilities in Spain in respect of any interest to be paid on the next Interest Payment Date on any 2027 Senior Non Preferred Fixed Notes or the value of such deduction to Banco Santander would be materially reduced or (c) the applicable tax treatment of any 2027 Senior Non Preferred Fixed Notes changes in a material way that was not reasonably foreseeable at the issue date.

Substitution and Variation:	Applicable as specified in the prospectus supplement

Business Days:	New York City, London and TARGET2

Minimum Denominations / Multiples:	Minimum denominations of U.S.$200,000 and multiples of U.S.$200,000 in excess thereof

Listing:	New York Stock Exchange

Trustee and Principal Paying Agent and Calculation Agent:	The Bank of New York Mellon, London Branch

Governing Law:	New York law, except that certain provisions of the 2027 Senior Non Preferred Fixed Notes and the Indenture related to the status of the 2027 Senior Non Preferred Fixed Notes shall be governed and construed in accordance with Spanish Law.

Agreement to and acknowledgement of Statutory Bail-In:	By its acquisition of any 2027 Senior Non Preferred Fixed Notes, each holder (including each holder of beneficial interest in the 2027 Senior Non Preferred Fixed Notes) acknowledges, accepts, consents and agrees to be bound by the terms of the 2027 Senior Non Preferred Fixed Notes related to the exercise of the Spanish Bail-In Power.

Risk Factors:	Investors should read the Risk Factors in the preliminary prospectus supplement dated August 11, 2022.

U.S. Federal Income Tax Considerations:	For a discussion of the material U.S. federal income tax considerations for the ownership and disposition of the 2027 Senior Non Preferred Fixed Notes by U.S. investors, see “Taxation—U.S. Federal Income Tax Considerations—Taxation of Debt Securities” in the base prospectus and in the prospectus supplement. That discussion does not describe all of the tax consequences that may be relevant in the light of a U.S. investor’s particular circumstances.

Selling Restrictions:	Canada, United Kingdom, Hong Kong, Italy, Japan, People’s Republic of China (excluding Hong Kong, Macau and Taiwan), Republic of Korea, Taiwan, Singapore, Switzerland and Australia. No publicity or marketing nor public offering which requires the registration of a prospectus in Spain. The 2027 Senior Non Preferred Fixed Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA and in the United Kingdom, as per the preliminary prospectus supplement.

Conflict of Interest:	Santander Investment Securities Inc. is a subsidiary of Banco Santander, S.A. Therefore, Santander Investment Securities Inc. is deemed to have a “conflict of interest” under FINRA Rule 5121 and, accordingly, the offering of the notes will comply with the applicable requirements of FINRA Rule 5121.

CUSIP / ISIN:	05964H AS4 / US05964HAS40

Sole Global Coordinator:	Santander Investment Securities Inc.

Joint Bookrunners:	Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC and Santander Investment Securities Inc.

Co-Leads:	Academy Securities, Inc., Banco de Sabadell, S.A., BMO Capital Markets Corp., CIBC World Markets Corp., Kutxabank, S.A., Scotia Capital (USA) Inc. and Siebert Williams Shank & Co. LLC.

*Any ratings obtained will reflect only the views of the respective rating agency and should not be considered a recommendation to buy, sell or hold the 2027 Senior Non Preferred Fixed Notes. The ratings assigned by the rating agencies are subject to revision or withdrawal at any time by such rating agencies in their sole discretion. Each rating should be evaluated independently of any other rating.

** It is expected that delivery of the 2027 Senior Non Preferred Fixed Notes will be made against payment therefore on or about August 18, 2022, which is the fifth day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Non Preferred Notes prior to the second business day prior to the settlement date will be required, by virtue of the fact that the Senior Non Preferred Notes initially settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a base prospectus and a related preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the preliminary prospectus supplement, the base prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.

Alternatively, you may obtain a copy of the base prospectus and the preliminary prospectus supplement from Barclays Capital Inc. by calling toll free 1-888-603-5847, BofA Securities, Inc. by calling toll free 1-800-294-1322, Citigroup Global Markets Inc. by calling toll free 1-800-831-9146, Credit Suisse Securities (USA) LLC by calling toll free 1-800-221-1037, HSBC Securities (USA) Inc. by calling toll free 1-866-811-8049, J.P. Morgan Securities LLC by calling toll free 1-866-803-9204, RBC Capital Markets, LLC by calling toll free 1-866-375-6829 and Santander Investment Securities Inc. by calling toll free 1-855-403-3636.

Capitalized terms used but not defined in this term sheet have the meanings set forth in the base prospectus as supplemented by the preliminary prospectus supplement.

The distribution of this term sheet and the offering of the securities to which this term sheet relates (the “2027 Senior Non Preferred Fixed Notes”) may be restricted by law in certain jurisdictions and therefore persons into whose possession this term sheet comes should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions could result in a violation of the laws of any such jurisdiction.

EU PRIIPs Regulation / PROHIBITION OF SALES TO EEA RETAIL INVESTORS: The 2027 Senior Non Preferred Fixed Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (11) of Article 4(1) of MiFID II; (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, (the “IDD”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II ; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently, no key information document is required by the Regulation (EU) No. 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the 2027 Senior Non Preferred Fixed Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the 2027 Senior Non Preferred Fixed Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

UK PRIIPs Regulation / PROHIBITION OF SALES TO UK RETAIL INVESTORS: The 2027 Senior Non Preferred Fixed Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No. 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement IDD, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No. 600/2014 as it forms part of UK domestic law by virtue of the EUWA. Consequently, no key information document is required by Regulation (EU) No. 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the 2027 Senior Non Preferred Fixed Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the 2027 Senior Non Preferred Fixed Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

MIFID II PRODUCT GOVERNANCE/PROFESSIONAL INVESTORS AND ECPS ONLY TARGET MARKET – Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the 2027 Senior Non Preferred Fixed Notes has led to the conclusion that: (i) the target market for the 2027 Senior Non Preferred Fixed Notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the 2027 Senior Non Preferred Fixed Notes to eligible counterparties and professional clients are appropriate. The target market assessment indicates that the 2027 Senior Non Preferred Fixed Notes are incompatible with the needs, characteristic and objectives of clients which are retail clients (as defined in MiFID II). Any person subsequently offering, selling or recommending the 2027 Senior Non Preferred Fixed Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the 2027 Senior Non Preferred Fixed Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

This term sheet is not an offer of securities or investments for sale nor a solicitation of an offer to buy securities or investments in any jurisdiction where such offer or solicitation would be unlawful. No action has been taken that would permit an offering of the 2027 Senior Non Preferred Fixed Notes or possession or distribution of this term sheet in any jurisdiction where action for that purpose is required. Persons into whose possession this term sheet comes are required to inform themselves about and to observe any such restrictions.